Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624 Laura Oberhelman, Director, Media Relations (949) 255-6716

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES RESULTS FROM 2006 ANNUAL MEETING OF STOCKHOLDERS

Irvine, Calif., May 11, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust and parent company of one of the nation’s premier mortgage finance companies, announced today the results with respect to the four proposals considered by the company’s stockholders at yesterday’s 2006 Annual Meeting of Stockholders.

The company’s stockholders approved each of the four proposals presented at the meeting. The first proposal was the re-election of directors Robert K. Cole, David Einhorn, Donald E. Lange and William J. Popejoy as Class III directors for a three-year term ending in 2009. The second proposal was an amendment to the company’s 2004 Performance Incentive Plan increasing the number of shares issuable under the plan by 1,250,000 shares and amending certain other share limits under the plan.

The third proposal was an amendment to the company’s charter to increase the number of authorized shares of its preferred stock from 10 million shares to 25 million shares. On May 10, 2006, the company’s board of directors adopted a policy providing that the board would not, without prior stockholder approval, authorize the issuance of any shares of preferred stock if such issuance would cause the company to have more than 23,500,000 shares of preferred stock issued and outstanding.

The final proposal was an amendment to the company’s charter to make certain changes to the restrictions on transfer and ownership of capital stock contained therein. Pursuant to an agreement dated as of March 14, 2006, the company granted to a stockholder group led by Greenlight Capital, Inc. (“Greenlight”) an exception to the 9.8 percent capital stock ownership limit contained in the company’s charter, permitting Greenlight to increase its ownership to as much as 19.6 percent of the company’s outstanding capital stock. Prior to the stockholders’ adoption of the charter amendment, the ownership limit for all other stockholders would have been reduced such that no five stockholders could have theoretically been able to own more than 50 percent of the company’s capital stock. As a result of the stockholders adoption of the amendment to the company’s charter, the ownership limit for all other stockholders will remain at 9.8 percent.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers.  New Century is committed to serving the communities in which it operates with fair and responsible lending practices.  To find out more about New Century, please visit www.ncen.com.

Safe Harbor Regarding Forward Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the impact of more vigorous and aggressive enforcement actions by federal or state regulators; (viii) the company’s ability to grow its loan portfolio; (ix) the company’s ability to continue to maintain low loan acquisition costs; (x) the potential effect of new state or federal laws and regulations; (xi) the company’s ability to maintain adequate credit facilities to finance its business; (xii) the outcome of litigation or regulatory actions pending against the company; and (xiii) the assumptions underlying the company’s risk management practices. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

# # # #